FIRST AMENDMENT TO

AMENDED AND RESTATED SALES AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED SALES AGREEMENT (this “Amendment”) is made and entered into with effect this 11th day of March, 2020, by PIMCO Income Strategy Fund, an unincorporated voluntary association with transferable shares organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts (commonly referred to as a Massachusetts business trust) (the “Fund”), Pacific Investment Management Company LLC, a Delaware limited liability company (the “Manager”), and JonesTrading Institutional Services LLC (“Jones”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement (as defined below).

WITNESSETH

WHEREAS, the Fund, the Manager and Jones entered into a Capital on DemandTM Amended and Restated Sales Agreement, dated June 7, 2019 (the “Agreement”) pursuant to which the Fund has issued, and may from time to time continue to issue and sell through Jones, the Fund’s common shares of beneficial interest, $0.00001 par value per share;

WHEREAS, the parties desire to amend the Agreement to reflect that Dechert LLP will now be providing the negative assurance letter contemplated in Section 8(j) of the Agreement.

NOW THEREFORE, for and in consideration of the premises and the exchange of mutual promises, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Section 8(j) of the Agreement is hereby amended by deleting such section in its entirety and replacing such section with the following:

“(j)    Except as otherwise provided in this Section 8(j), on the date hereof and thereafter as of each Representation Date, the Fund shall cause to be furnished to Jones with a written opinion of Ropes & Gray LLP (the “Fund Counsel”) and a negative assurance letter of Dechert LLP or other counsel designated by PIMCO (the “Disclosure Counsel”), both dated the Representation Date, in substantially the form attached hereto as Exhibit 8(j)(1) and Exhibit 8(j)(2), but modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented, or in such other form or forms as are acceptable to Troutman Sanders LLP, counsel for Jones; provided, however, that in lieu of such opinion or negative assurance letter, counsel may furnish Jones with a letter to the effect that Jones may rely on a prior opinion or negative assurance letter delivered under this Section 8(j) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date). Additionally, upon the Fund’s filing of a Report, the Fund shall cause Disclosure Counsel to deliver to Jones the negative assurance letter set forth in Exhibit 8(j)(2). The requirement to provide the opinion of Fund Counsel and negative assurance letter of Disclosure Counsel contemplated by this Section 8(j) shall be waived if at the time of the required delivery of such opinion and negative assurance letter pursuant to this Agreement there is no Placement Notice outstanding or the Fund has suspended the sale of, or otherwise does not intend to sell, Placement Shares. Notwithstanding the foregoing, if the Fund subsequently decides to deliver a Placement Notice or otherwise resume the sale of Placement Shares prior to the next occurring Representation Date, the Fund shall provide Jones with such opinion of Fund Counsel and negative assurance letter of Disclosure Counsel at or prior to the delivery of such Placement Notice or the resumption of the sale of Placement Shares, dated the date of the Placement Notice or the resumption of the sale of the Placement Shares, as applicable.”

2.     Section 9(e) of the Agreement is hereby amended by deleting such section in its entirety and replacing such section with the following:

“(e)    Jones shall have received the opinion of Fund Counsel and the negative assurance letter of Disclosure Counsel, each required to be delivered pursuant to Section 8(j) on or before the date on which such delivery of such opinion and such negative assurance letter is required pursuant to Section 8(j).”

3.    This Amendment shall be governed by and construed in accordance with the internal laws of the state of New York applicable to agreements made and to be performed in such state.

4.    This Amendment may be executed in any number of counterparts and such signature pages may be delivered by facsimile, each of which shall be deemed to be an original, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

5.    Except as specifically modified by the terms and conditions of this Amendment, the terms and conditions of the Agreement are hereby ratified and affirmed in all respects and shall continue in full force and effect. In the event of a conflict between any provision in the Agreement and the text of this Amendment, the text of this Amendment shall control.

6.    The Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts. This Amendment is executed on behalf of the Fund by the Fund’s officers as officers and not individually and the obligations imposed upon the Fund by this Amendment are not binding upon any of the Fund’s shareholders individually but are binding only upon the assets and property of the Fund.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PIMCO INCOME STRATEGY FUND

By:
Name:	Peter G. Strelow
Title:	Senior Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name:	Peter G. Strelow
Title:	Managing Director and Co-Chief Operating Officer

ACCEPTED as of the date first-above written:

JONESTRADING INSTITUTIONAL SERVICES LLC

By:
Name:
Title:

3